News

DENBURY APPOINTS NEW CHIEF OPERATING OFFICER

PLANO, TX – September 1, 2015 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced the hiring of Chris Kendall as Chief Operating Officer. Mr. Kendall’s appointment to Chief Operating Officer will take effect upon his joining the Company on September 8, 2015, a role he is assuming from Phil Rykhoek, President and CEO, who has been serving in that capacity on an interim basis.

Phil Rykhoek, Denbury's President and CEO, said, "After a comprehensive search, I am very pleased to welcome Chris to our leadership team.  I believe that Chris has the right background, leadership experience and cultural fit to successfully lead our operations.  He has a track record of success and continuous improvement and I am confident that he will help Denbury further improve its operational efficiency and results.  This is a critical time in our industry and one that requires the right leadership team to navigate through this challenging oil price environment.  Chris is the right person to help us do that and I am excited that he is joining us.”

Mr. Kendall joins Denbury from Noble Energy, Inc., where he most recently served as a member of Noble’s executive management and as part of its operations leadership team as Senior Vice President, Global Operations Services. Prior to that, Mr. Kendall served as Vice President, Gulf of Mexico (2011-2014), and as Business Unit Manager and Vice President, Noble Energy Mediterranean Ltd (2007-2011), having been with Noble since 2001.  Mr. Kendall began his career with Mobil Oil Corporation in 1989 and, in total, has over 26 years of oil and gas industry experience in domestic and international operations roles.  Mr. Kendall holds a Bachelor of Science degree in Engineering, Civil Specialty, from the Colorado School of Mines.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions.  The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis on carbon dioxide enhanced oil recovery (“CO2 EOR”) operations.  For more information about Denbury, please visit www.denbury.com.
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DENBURY CONTACTS:
Mark C. Allen, Sr. Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825